SHAREHOLDER MEETING RESULTS

A Special Meeting of the fund’s shareholders was held on August 15, 2014 for ASP, BSP, CSP, and SLA. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1)	For each fund, to approve an Agreement and Plan of Merger pursuant to which each fund will merge with and into DRAIF Merger Sub, LLC (the “Merger Sub”), a Massachusetts limited liability company and a wholly-owned subsidiary of Diversified Real Asset Income Fund, a newly organized Massachusetts business trust (the “Acquiring Fund”), with shareholders of each fund receiving newly issued common shares of the Acquiring Fund in exchange for their fund shares (with cash being distributed in lieu of any fractional Acquiring Fund common shares). The following votes were cast regarding this matter:

Fund	Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
ASP	2,189,927	85,018	44,043	—
BSP	10,505,256	330,188	80,882	—
CSP	14,125,350	260,660	108,453	—
SLA	5,917,874	212,413	114,264	—

(2)	(a) To approve a new sub-advisory agreement between USBAM and Nuveen Fund Advisors, LLC. The following votes were cast regarding this matter:

Fund	Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
ASP	2,202,011	74,236	42,741	—
BSP	10,517,660	307,643	91,023	—
CSP	14,156,364	216,737	121,362	—
SLA	5,944,506	182,407	117,638	—

(2)	(b) To approve a new sub-advisory agreement between USBAM and Nuveen Asset Management, LLC. The following votes were cast regarding this matter:

Fund	Shares Voted “For”	Shares Voted “Against”	Abstentions	Broker Non-Votes
ASP	2,200,135	72,812	46,041	—
BSP	10,521,217	302,058	93,051	—
CSP	14,158,427	217,067	118,969	—
SLA	5,944,460	187,403	112,688	—

Also on August 15, 2014, ASP, BSP, CSP, and SLA each held an annual meeting of shareholders to consider the election of directors. The number of votes cast for and the number of votes withheld are set forth below.

	ASP		BSP
	Shares Voted “For”	Shares Withholding Authority to Vote	Shares Voted “For”	Shares Withholding Authority to Vote
Roger A. Gibson	3,109,795	158,100	12,785,623	589,179
John P. Kayser	3,111,026	156,869	12,784,856	589,946
Leonard W. Kedrowski	3,109,757	158,138	12,792,837	581,965
Richard K. Riederer	3,109,795	158,100	12,775,103	599,699
James M. Wade	3,109,757	158,138	12,778,628	596,174

	CSP		SLA
	Shares Voted “For”	Shares Withholding Authority to Vote	Shares Voted “For”	Shares Withholding Authority to Vote
Roger A. Gibson	17,985,838	363,539	8,600,962	304,848
John P. Kayser	17,984,748	364,629	8,594,147	311,663
Leonard W. Kedrowski	17,985,057	364,320	8,596,999	308,811
Richard K. Riederer	17,977,985	371,392	8,593,669	312,141
James M. Wade	17,979,723	369,654	8,593,789	312,021